Exhibit 99

News Release

Contact:
Michael S. Olsen
Executive Vice President, Chief Financial Officer and Treasurer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FISCAL SECOND QUARTER 2011
OPERATING RESULTS

Milwaukee, WI – June 2, 2011 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the second quarter of fiscal 2011.

Second quarter bookings increased 46 percent to $1.5 billion and net sales increased 19 percent to $1.1 billion, compared to the same period last year. Operating income of $234 million was 22 percent of sales, compared to operating income of $181 million, or 20 percent of sales, in the second quarter of fiscal 2010.  Net income for the second quarter was $162 million or $1.52 per fully diluted share, compared to $120 million or $1.15 per share in the second quarter of last year.

“We had another outstanding quarter, reaching record levels of performance in order bookings, shipments, operating profit margins and earnings per share,” said Mike Sutherlin, President and Chief Executive Officer.  “The balance in our performance across this range of metrics is more satisfying than the records, and it demonstrates our drive to improve all areas of our business through our Operational Excellence programs.  In addition, we continue to see solid fundamentals based on the capital investment decisions of our customers.  They continue to move forward with mine expansion plans based on the strong belief that current capacity must be increased significantly to keep up with demand growth, even if the demand pace moderates.  And finally, the pending acquisition of LeTourneau will add to our growth prospects by giving us the mining industry’s leading wheel loader to compliment our electric rope shovels and from its drilling products that will benefit from the recent strong start to a major construction phase for new drilling rigs.  As a result, we are very pleased with our second quarter for both the results we delivered and the steps we have taken to execute our business strategy.”

Second Quarter Operating Results

Bookings increased by $477 million in the second quarter of fiscal 2011 over the prior year quarter and were up $297 million sequentially from the first quarter.   New orders for original equipment were 79 percent higher in the second quarter than they were a year ago, while aftermarket bookings were up 22 percent.  The second quarter bookings included a benefit of $131 million from changes in foreign exchange rates, primarily from the weakening of the U.S. dollar compared to the Australian dollar.  The foreign exchange benefit was $79 million for original equipment and $52 million for aftermarket.

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Second quarter bookings in the underground equipment business were up $223 million from the prior year quarter.  Original equipment orders increased by $149 million, due primarily to longwall equipment orders in Australia and the continued strong demand for room and pillar equipment in the U.S.   Aftermarket bookings increased $74 million in the second quarter, due to strong parts and component orders across most markets and an increase in service labor bookings in Australia.  Machine rebuilds were down from the exceptionally high levels of last year, but continue the trend of long-term growth in aftermarket rebuilds.

In the surface equipment business, bookings increased by $272 million in the second quarter compared to the prior year quarter. Original equipment orders more than doubled, increasing by $205 million, and aftermarket bookings increased by $67 million.  New equipment orders for electric mining shovels and blasthole drills for use in mining coal, copper and iron ore were received from customers in North America, South America, Russia and South Africa.  The increase in aftermarket bookings was due to strong demand for replacement parts across most geographic regions.

The backlog increased by $462 million to $2.6 billion at the end of the second quarter. The original equipment backlog increased $371 million and the aftermarket backlog was up $91 million.

Net sales of $1.1 billion for the second quarter were an increase of 19 percent, or $167 million, from the same period last year.  Original equipment sales increased 10 percent and aftermarket sales were up 24 percent over the prior year quarter.

Net sales in the underground equipment business increased 19 percent in the second quarter to $648 million.  Original equipment sales were up 8 percent, due to increased room and pillar and longwall equipment shipments in the U.S.  Aftermarket sales increased 28 percent as a result of higher parts sales in the U.S. and China, and from higher rebuild sales in the U.S. and Eurasia.

Net sales in the surface equipment business increased 15 percent to $440 million in the second quarter.  Original equipment sales were up 12 percent and aftermarket sales increased 16 percent.  The new surface equipment sales were to customers in the copper and coal producing regions of South America, Australia and Russia.

Operating income increased by $54 million to $234 million in the second quarter.  Operating margins improved from 20.1 percent in the second quarter of last year to 22.0 percent in the same period this year.  The increase in the operating margin was due to positive price realization, improved overhead absorption and favorable product mix, which included a higher proportion of aftermarket sales.  These benefits were partially offset by higher product development and selling and administrative expenses, as well as higher costs of raw materials.

Compared to a year ago, the weaker U.S. dollar added $22 million to net sales and $5 million to operating income in the second quarter.

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The effective tax rate for the second quarter was 29.8 percent compared to 31.4 percent a year ago.  The lower second-quarter tax rate resulted from the benefit of tax planning strategies implemented this year, partially offset by a higher proportion of sales in regions with higher tax rates.  The tax rate is expected to be between 31 and 32 percent for the full year.

Net income for the second quarter increased 34 percent to $162 million, from $120 million for the second quarter of fiscal 2010.  Compared to last year’s $1.15 per share, fully diluted earnings per share were $1.52, on a 1.8 million increase in weighted average shares outstanding.

Cash provided by operations was $257 million in the second quarter of fiscal 2011, compared to $108 million for the same period last year.  Increases in net income and cash from advance payments were partially offset by an increase in inventories.  Cash provided by advance payments was $205 million higher than in the prior year second quarter, due to the higher level of new orders.  The increase in inventories in the second quarter was due to the planned production schedules for the balance of the fiscal year, and strategies to improve aftermarket service levels.

Capital expenditures were $25 million in the second quarter, compared to $18 million last year.  Capital expenditures are expected to be $130 million for the full year compared to $75 million last year.

Market Outlook

Mining industry fundamentals remain solid even if the outlook is for slower economic growth.  There is limited excess mine capacity today, and expansion programs are still behind after being on hold for most of 2009 and into 2010.  Mining companies also have to compensate for declining ore grades and for routine production outages from weather, geology and labor issues.  As a result, the mining industry continues to deploy record levels of capital expenditures for mine expansion projects.  The Company’s increasing order rates for original equipment over the past several quarters are an indication that those projects are progressively moving to equipment selection.  In addition, projects continue to move through the planning and permitting phases, and these projects will support longer term demand for mining equipment.

The seaborne coal markets continue to be dominated by the emerging economies, and by China and India in particular.  Power generation in China during the first four months of this year is up 12 percent from last year, and steel production is up 7 percent.   Both power generators and steel makers have been reluctant to buy coal at prices that were elevated by the Australian flooding earlier this year, and therefore coal stockpiles have been depleted.    The national average of coal stockpiles at power plants in China reached a yearly low of 13 to 14 days of supply in April.  These low stockpiles are occurring at a seasonal period in which stockpiles are normally replenished going into the summer cooling season, and this is creating concerns about growing power shortages this summer.  In addition, drought conditions in China are reducing hydro generation by 15 to 20 percent, and this should increase coal burn for replacement power generation.  Although domestic coal production is up 11 percent year to date in China, this increase is in line with consumption increases and is not enough to reduce imports.  As a result, imports are expected to increase for the remainder of the year.  There was some evidence of that in April, with coal imports into China up 23 percent from the prior month.

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India’s demand for seaborne coal also remains strong.   India plans to double its rate of growth in power generating capacity between 2010 and 2012, with 78 GW planned to come on line during this period.   India imported 70 million tonnes of coal last year, and this is expected to grow to 140 million tonnes by 2012.

Japan is now an additional factor in seaborne coal demand.  The damage to nuclear plants in Japan as a result of the earthquake has caused the indefinite shutdown of roughly 7 GW of electricity generation.  An additional 6 GW of coal-fired generation is already planned to come on line between 2011 and 2020, and it is likely that previously shuttered coal plants will be reinstated to replace the lost generation from nuclear power.   Supply constraints will add further pressure to the seaborne markets.  The Southeast Asian countries of Indonesia, Thailand, Vietnam and Malaysia are constructing 35 GW of new coal-fired power generating capacity, and this will redirect more of their seaborne capacity to domestic consumption.

Coal demand in the U.S. market has been improving since early 2010, and the outlook continues to be positive.  First quarter 2011 production was up nearly 2 percent over 2010 on recovery in industrial sector electricity usage and a 15 percent increase in export volumes.  U.S. coal exports were 81 million tons in 2010, and are expected to reach 100 million tons or more in 2011.  In addition, two U.S. coal producers are investing in western port capacity that will enable Powder River Basin coal to access the Pacific seaborne market.  U.S. coal stockpiles are down from their peak in 2009, but remain above the average of the past five years.  However, this is not adversely affecting pricing, with prices in all markets up from the first of the year.

Copper fundamentals are among the strongest of all commodities.  Demand has broadened with recovery in the industrial sector of the developed economies, but China remains the major consumer of global demand.  China copper imports have slowed this year, but inventories at the Shanghai Futures Exchange have dropped by half, which indicates that China is going through another cycle of de-stocking.  China has a history of moving between periods of de-stocking and re-stocking, and it is expected that re-stocking will return in the second half of this year.  In addition, China’s multi-year program to build out the electricity grid in the western provinces is expected to add 20 percent to its copper demand, and overall China demand is expected to grow 7 percent this year.   As a result of longer term demand expectations, major capacity expansion projects are underway in most of the main copper producing regions, running from Chile in the south to Alaska in the north.

China imports of iron ore are up 9 percent in the first four months of this year, consistent with the increase in steel production in the country.  Iron ore supply is still constrained by previous export restrictions out of India and by rail access out of the Pilbara region in Western Australia, and this is keeping spot prices in the $170 to $180 per ton range, up 38 percent from a low point in July of 2010.  Major iron ore capacity expansion projects are underway in Western Australia, Brazil and Southern Africa.  In North America, the iron ore producers are working at full capacity and continue in-pit expansions of existing mines.

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High oil prices are providing support for expansion projects in the oil sands of Alberta, Canada.  The activity has recently been largely brown field expansions, but the current producers are beginning to reactivate some projects that were previously put on hold.

In summary, favorable pricing and a strong long-term outlook continue to drive the broad-based expansion of key commodities, which translates into increased spending by mining companies.  Capital expenditures by mining companies directly correlate with original equipment bookings for Joy Global.

Le Tourneau Acquisition

On May 16, 2011, Joy Global announced it has entered into a definitive agreement for the acquisition of LeTourneau Technologies, Inc. from Rowan Companies, Inc. for $1.1 billion in cash.  Le Tourneau designs, builds and supports equipment for the mining and oil and gas drilling industries.  This transaction is expected to close during our third quarter.

Company Outlook

“Our second quarter order bookings and the industry fundamentals continue to support our view that we are in the early stages of a multi-year expansion,” said Sutherlin.   “Mining capital expenditure budgets are at record levels, and customers are continuing to execute these expansion programs.  As a result, our list of qualified prospects remains at historically high levels despite the record number of machines we booked this quarter and this underscores longer term support for equipment demand.  We have an extremely good view of active mine expansion projects through our early work directly with customers for pre-engineering and project planning.  However, the timing of equipment orders can vary by months or quarters due to delays in a number of enabling activities, such as permitting or infrastructure development.  With this in mind, the particularly strong orders this quarter should be considered in the context of the very lumpy nature of original equipment.”

“We are very pleased with the strong performance in our aftermarket for both bookings and shipments.  The gains in the aftermarket are correlated to mine production rates, and are another indicator of the positive industry fundamentals.  These gains also validate our strategy to convert the aftermarket from transactions to Life Cycle Management programs.  Not only do we get better capture rates with our aftermarket programs, but they result in higher machine reliability for our customers.”

“Our Operational Excellence programs continue to add value to our business.  We have reduced the build times for our machines, and this is allowing us to maintain competitive order-to-delivery lead times despite the strong booking rates.   This is also allowing us to convert orders into revenues faster.”

“As a result of the strong market fundamentals and improved throughput from Operational Excellence, we are able to raise our guidance for the full year and now expect revenues to be $4.1 to $4.3 billion, up from $4.0 to $4.2 billion previously.  We expect to get similar operating leverage on the incremental revenues, and therefore are raising our guidance for fully diluted earnings per share, which we now expect to be $5.30 to $5.60, up from $5.10 to $5.40 previously.   This guidance does not include costs related to the LeTourneau acquisition.  LeTourneau is expected to close by the end of June, and it will be immediately accretive excluding transaction costs and the higher level of purchase accounting charges typically experienced in the first 12 months,” said Sutherlin.

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Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s second quarter results to be held at 11:00 a.m. EDT on June 2, 2011.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call.  A rebroadcast of the call will be available until the close of business on June 23, 2011 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on July 1, 2011.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.
JOYG-F

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-FINANCIAL TABLES FOLLOW-

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Six Months Ended
	April 29,	April 30,	April 29,	April 30,
	2011	2010	2011	2010

Net sales	$1,062,729	$896,224	$1,932,261	$1,625,444
Costs and expenses:
Cost of sales	689,858	590,772	1,273,989	1,093,210
Product, selling and admin expenses	141,530	126,270	273,660	236,285
Other income	(2,721)	(1,358)	(3,248)	(2,151)
Operating income	234,062	180,540	387,860	298,100

Interest expense, net	(3,182)	(4,330)	(7,568)	(8,926)
Reorganization items	-	(545)	(35)	(595)
Income before income taxes	230,880	175,665	380,257	288,579

Provision for income taxes	68,908	55,224	116,053	91,921

Net income	$161,972	$120,441	$264,204	$196,658

Net Income per share:
Basic	$1.54	$1.17	$2.53	$1.91
Diluted	$1.52	$1.15	$2.48	$1.88

Dividends per share	$0.175	$0.175	$0.35	$0.35

Weighted average shares outstanding:
Basic	105,048	103,160	104,603	102,959
Diluted	106,646	104,850	106,345	104,616

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	April 29,	October 29,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,071,141	$815,581
Accounts receivable, net	745,413	674,135
Inventories	936,820	764,945
Other current assets	126,477	107,266
Total current assets	2,879,851	2,361,927

Property, plant and equipment, net	412,919	378,024
Other intangible assets, net	174,712	178,831
Goodwill	127,424	125,686
Deferred income taxes	136,694	162,682
Other assets	84,776	76,891
Total assets	$3,816,376	$3,284,041

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term obligations	$4,879	$1,550
Trade accounts payable	321,624	291,742
Employee compensation and benefits	90,160	128,132
Advance payments and progress billings	619,798	376,300
Accrued warranties	66,776	62,351
Other accrued liabilities	147,784	163,249
Total current liabilities	1,251,021	1,023,324

Long-term obligations	396,348	396,326

Accrued pension costs	360,632	428,348
Other non-current liabilities	86,256	80,649

Shareholders' equity	1,722,119	1,355,394

Total liabilities and shareholders' equity	$3,816,376	$3,284,041

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Six Months Ended
	April 29,	April 30,	April 29,	April 30,
	2011	2010	2011	2010

Operating Activities:
Net income	$161,972	$120,441	$264,204	$196,658
Depreciation and amortization	15,786	15,455	31,648	29,329
Other, net	(25,360)	(15,470)	(69,217)	(8,767)

Changes in working capital:
Change in accounts receivable, net	(46,742)	(40,304)	(34,610)	(1,180)
Change in inventories	(81,689)	38,213	(152,507)	37,780
Change in trade accounts payable	58,675	39,484	24,993	13,464
Change in adv payments and progress billings	144,594	(60,897)	221,899	(43,927)
Change in other working capital items	29,576	11,552	(36,575)	(55,344)
Net cash (used) provided by operating activities	256,812	108,474	249,835	168,013

Investing Activities:
Property, plant, and equipment acquired	(24,696)	(18,043)	(53,098)	(32,124)
Other - net	111	54	164	(1,588)
Net cash used by investing activities	(24,585)	(17,989)	(52,934)	(33,712)

Financing Activities:
Share-based payment awards	14,454	7,993	67,617	21,938
Dividends paid	(18,355)	(18,018)	(36,488)	(35,948)
Financing fees	(60)	-	(135)	-
Debt borrowings (repayments)	121	(4,945)	3,151	(8,520)
Net cash provided (used) by financing activities	(3,840)	(14,970)	34,145	(22,530)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	23,208	2,468	24,514	(423)

Increase in Cash and Cash Equivalents	251,595	77,983	255,560	111,348

Cash and Cash Equivalents at the Beginning of Period	819,546	505,050	815,581	471,685

Cash and Cash Equivalents at the End of Period	$1,071,141	$583,033	$1,071,141	$583,033

Supplemental cash flow information:
Interest paid	$1,297	$841	$14,962	$14,286
Income taxes paid	58,444	63,581	92,805	104,099

Depreciation and amortization by segment:
Underground Mining Machinery	$9,963	$10,274	$20,151	$19,010
Surface Mining Equipment	5,764	5,149	11,381	10,260
Corporate	59	32	116	59
Total depreciation and amortization	$15,786	$15,455	$31,648	$29,329

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	April 29,	April 30,
	2011	2010	Change
Net Sales By Segment:
Underground Mining Machinery	$648,364	$544,287	$104,077	19.1%
Surface Mining Equipment	439,977	383,613	56,364	14.7%
Eliminations	(25,612)	(31,676)	6,064	19.1%
Total Sales By Operation	$1,062,729	$896,224	$166,505	18.6%

Net Sales By Product Stream:
Aftermarket Revenues	$666,312	$537,184	$129,128	24.0%
Original Equipment Revenues	396,417	359,040	37,377	10.4%
Total Sales By Product Stream	$1,062,729	$896,224	$166,505	18.6%

Net Sales By Geography:
United States	$502,223	$398,649	$103,574	26.0%
Rest of World	560,506	497,575	62,931	12.6%
Total Sales By Geography	$1,062,729	$896,224	$166,505	18.6%

	Quarter Ended
	April 29,	April 30,
	2011	2010	% of Net Sales
Operating Income By Segment:
Underground Mining Machinery	$154,999	$109,264	23.9%	20.1%
Surface Mining Equipment	101,028	92,007	23.0%	24.0%
Corporate	(15,442)	(12,886)	-	-
Eliminations	(6,523)	(7,845)	-	-
Total Operating Income	$234,062	$180,540	22.0%	20.1%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Six Months Ended
	April 29,	April 30,
	2011	2010	Change
Net Sales By Segment:
Underground Mining Machinery	$1,159,302	$968,018	$191,284	19.8%
Surface Mining Equipment	825,820	711,613	114,207	16.0%
Eliminations	(52,861)	(54,187)	1,326	2.4%
Total Sales By Operation	$1,932,261	$1,625,444	$306,817	18.9%

Net Sales By Product Stream:
Aftermarket Revenues	$1,199,528	$966,066	$233,462	24.2%
Original Equipment Revenues	732,733	659,378	73,355	11.1%
Total Sales By Product Stream	$1,932,261	$1,625,444	$306,817	18.9%

Net Sales By Geography:
United States	$896,309	$749,604	$146,705	19.6%
Rest of World	1,035,952	875,840	160,112	18.3%
Total Sales By Geography	$1,932,261	$1,625,444	$306,817	18.9%

	Six Months Ended
	April 29,	April 30,
Operating Income By Segment:	2011	2010	% of Net Sales
Underground Mining Machinery	$250,370	$177,487	21.6%	18.3%
Surface Mining Equipment	176,913	157,391	21.4%	22.1%
Corporate	(26,156)	(23,136)	-	-
Eliminations	(13,267)	(13,642)	-	-
Total Operating Income	$387,860	$298,100	20.1%	18.3%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	April 29,	April 30,
	2011	2010	Change
Bookings By Segment:
Underground Mining Machinery	$905,208	$682,542	$222,666	32.6%
Surface Mining Equipment	670,425	398,288	272,137	68.3%
Eliminations	(50,802)	(32,995)	(17,807)	-
Total Bookings By Operation	$1,524,831	$1,047,835	$476,996	45.5%

Bookings By Product Stream:
Aftermarket Bookings	$757,100	619,077	$138,023	22.3%
Original Equipment Bookings	767,731	428,758	338,973	79.1%
Total Bookings By Product Stream	$1,524,831	$1,047,835	$476,996	45.5%

	Six Months Ended
	April 29,	April 30,
	2011	2010	Change
Bookings By Segment:
Underground Mining Machinery	$1,726,638	$1,156,517	$570,121	49.3%
Surface Mining Equipment	1,106,488	754,071	352,417	46.7%
Eliminations	(80,821)	(54,691)	(26,130)	-
Total Bookings By Operation	$2,752,305	$1,855,897	$896,408	48.3%

Bookings By Product Stream:
Aftermarket Bookings	$1,344,839	1,116,278	$228,561	20.5%
Original Equipment Bookings	1,407,466	739,619	667,847	90.3%
Total Bookings By Product Stream	$2,752,305	$1,855,897	$896,408	48.3%

	Amounts as of:
	April 29,	January 28,	October 29,
	2011	2011	2010
Backlog By Segment:
Underground Mining Machinery	$1,781,605	$1,524,761	$1,208,181
Surface Mining Equipment	917,718	687,270	637,050
Eliminations	(60,182)	(34,992)	(24,973)
Total Backlog By Operation	$2,639,141	$2,177,039	$1,820,258

Backlog By Product Stream:
Aftermarket Backlog	$769,230	$678,442	$624,951
Original Equipment Backlog	1,869,911	1,498,597	1,195,307
Total Backlog By Product Stream	$2,639,141	$2,177,039	$1,820,258

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

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